UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2005

Magellan Midstream Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-16335	73-1599053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22186, Tulsa, Oklahoma	74121-2186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 574-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, Mark G. Papa resigned effective April 21, 2005 from the audit committee and the board of directors of Magellan GP, LLC, the general partner of Magellan Midstream Partners, L.P. (the “Partnership”), due to conflicting time commitments. On the same date, the Partnership notified the New York Stock Exchange of its non-compliance with Section 303A.06 of the New York Stock Exchange’s Listed Company Manual, which requires that three independent directors serve on the audit committee. Currently, only two independent directors are serving on the audit committee of the general partner’s board of directors. The general partner’s board of director’s has identified two qualified candidates and is in the process of interviewing the candidates for the independent director position. The Partnership expects to be back in compliance with Section 303A.06 by June 30, 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to Item 5.02(b), the Partnership hereby incorporates the disclosure set forth above in Item 3.01 regarding the resignation of Mark G. Papa from its general partner’s board of directors on April 21, 2005.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 21, 2005, the general partner’s board of directors adopted the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Agreement”), which is effective as of April 13, 2005. The Agreement (i) incorporates Amendments No. 1 and No. 2 both dated as of July 22, 2004 to the Third Amended and Restated Agreement of Limited Partnership of the Partnership, and (ii) amends various unit numbers to reflect the Partnership’s two-for-one split of its limited partner units, which was completed on April 12, 2005.

Item	9.01. Financial Statements and Exhibits.

The Partnership wishes to file its Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, which is attached as Exhibit 3.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

	By:	Magellan GP, LLC, its General Partner

Date: April 22, 2005	By:	/s/ Suzanne H. Costin
	Name:	Suzanne H. Costin
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit 3.1	Fourth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated as of April 13, 2005.